Exhibit 99.1

AMAZON.COM ANNOUNCES FOURTH QUARTER SALES UP 34%; MEDIA GROWS 25%; ELECTRONICS AND OTHER GENERAL MERCHANDISE GROWS 55%

SEATTLE—(BUSINESS WIRE)—February 1, 2007—Amazon.com, Inc. (NASDAQ: AMZN) today announced financial results for its fourth quarter and year ended December 31, 2006.

Operating cash flow was $702 million in 2006, compared with $733 million in 2005. Free cash flow decreased 8% to $486 million in 2006, compared with $529 million in 2005.

Common shares outstanding plus shares underlying stock-based awards outstanding totaled 436 million on December 31, 2006, compared with 438 million a year ago. During the year, the Company repurchased 8 million shares, or $252 million under its previously announced authorization to repurchase up to $500 million of the Company’s common stock.

Net sales increased 34% to $3.99 billion in the fourth quarter, compared with $2.98 billion in fourth quarter 2005. Excluding the $122 million favorable impact from year-over-year changes in foreign exchange rates throughout the quarter, net sales grew 30% compared with fourth quarter 2005.

Operating income increased 20% to $197 million in the fourth quarter, compared with $165 million in fourth quarter 2005. Excluding the $8 million favorable impact from year-over-year changes in foreign exchange rates throughout the quarter, operating income grew 14% compared with fourth quarter 2005.

Net income was $98 million in the fourth quarter, or $0.23 per diluted share, compared with net income of $199 million, or $0.47 per diluted share in fourth quarter 2005. Fourth quarter 2006 income tax expense increased $130 million, to $91 million or $0.22 per diluted share, compared with a tax benefit of $38 million, or $0.09 per diluted share, in fourth quarter 2005. The prior year tax benefit was primarily related to determining certain deferred tax assets were realizable.

“We had a record holiday season with accelerating revenue growth and significant sequential improvement in operating leverage,” said Jeff Bezos, founder and CEO of Amazon.com. “Amazon Prime members spent more with us across categories as they took advantage of unlimited free two-day shipping.”

Amazon Prime, Amazon.com’s first-ever membership program, was introduced in February 2005. For a flat membership fee of $79 per year, Amazon Prime members get unlimited, express two-day shipping for free, with no minimum purchase requirement on over a million eligible items sold by Amazon.com. Members can order as late as 6:30 p.m. ET and still get their order the next day for only $3.99 per item, and they can share the benefits of Amazon Prime with up to four family members living in their household. Sign up for Amazon Prime at www.amazon.com/prime.

Full Year 2006

Net sales increased 26% to $10.71 billion in 2006, compared with $8.49 billion in 2005.

Operating income declined 10% to $389 million in 2006, compared with $432 million in 2005, due mainly to increased spending on technology and content.

Net income was $190 million in 2006, or $0.45 per diluted share, compared with net income of $359 million, or $0.84 per diluted share, in 2005. Income tax expense increased $92 million to $187 million, or $0.44 per diluted share, compared with income tax expense of $95 million, or $0.22 per diluted share, in 2005.

Highlights

•	Trailing-twelve-month free cash flow increased $119 million compared with third quarter 2006, a sequential improvement of 33%, and trailing-twelve-month operating cash flow improved $115 million compared with the same period.

•	North America segment sales, representing the Company’s U.S. and Canadian sites, were $2.21 billion, up 31% from fourth quarter 2005.

•	International segment sales, representing the Company’s U.K., German, Japanese, French and Chinese sites, were $1.78 billion, up 37% from fourth quarter 2005. Excluding the favorable impact from year-over-year changes in foreign exchange rates throughout the quarter, International net sales growth was 28%.

•	Worldwide Electronics & Other General Merchandise grew 55% to $1.40 billion in fourth quarter 2006, and increased to 35% of worldwide net sales compared with 30% in fourth quarter 2005.

•	For the first time, non-Media dollar growth exceeded Media dollar growth, even though Media grew 25% in the quarter.

•	The Company announced the beta launch of endless.com, its new shoe and handbag website, which features the unusual business practice of free overnight shipping (next business day) on all items. Additionally, customers enjoy free return shipping, a 365-day return policy, a 110 percent price guarantee and an innovative navigation and search experience. As a special promotion in February, endless customers will receive overnight shipping for *negative* five dollars.

•	Over 220,000 developers have registered to use Amazon Web Services, up greater than 55% year-over-year.

•	Amazon Enterprise Solutions Europe built and launched a new state-of-the-art multi-channel e-commerce platform for Mothercare PLC, a leading U.K. retailer for parents, using the proven technology and expertise of Amazon to provide the e-commerce engine behind the website, in-store and call center applications.

Financial Guidance

The following forward-looking statements reflect Amazon.com’s expectations as of February 1, 2007. Results may be materially affected by many factors, such as fluctuations in foreign exchange rates, changes in global economic conditions and consumer spending, world events, the rate of growth of the Internet and online commerce, and the various factors detailed below.

First Quarter 2007 Guidance

•	Net sales are expected to be between $2.85 billion and $3.00 billion, or to grow between 25% and 32% compared with first quarter 2006.

•	Operating income is expected to be between $82 million and $122 million, or between (22%) decline and 16% growth, compared with first quarter 2006. This guidance includes $38 million for stock-based compensation and amortization of intangible assets, and it assumes, among other things, that no additional intangible assets are recorded and that there are no further revisions to stock-based compensation estimates.

Full Year 2007 Expectations

•	Net sales are expected to be between $13.00 billion and $13.70 billion, or to grow between 21% and 28% compared with 2006.

•	Operating income is expected to be between $355 million and $505 million, or between (9%) decline and 30% growth, compared with 2006. This guidance includes $165 million for stock-based compensation and amortization of intangible assets, and it assumes, among other things, that no additional intangible assets are recorded and that there are no further revisions to stock-based compensation estimates.

A conference call will be webcast live today at 2 p.m. PT/5 p.m. ET, and will be available for at least three months at www.amazon.com/ir. This call will contain forward-looking statements and other material information regarding the Company’s financial and operating results.

These forward-looking statements are inherently difficult to predict. Actual results could differ materially for a variety of reasons, including, in addition to the factors discussed above, the amount that Amazon.com invests in new business opportunities and the timing of those investments, the mix of products sold to customers, the mix of net sales derived from products as compared with services, competition, management of growth, potential fluctuations in operating results, international growth and expansion, the outcomes of legal proceedings and claims, fulfillment center optimization, risks of inventory management, seasonality, the degree to which the Company enters into, maintains and develops commercial agreements, acquisitions and strategic transactions, payments risks, and risks of fulfillment throughput and productivity. Other risks and uncertainties include, among others, risk of future losses, significant indebtedness, system interruptions, consumer trends, limited operating history, government regulation and taxation, fraud, and new business areas. More information about factors that potentially could affect Amazon.com’s financial results is included in Amazon.com’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2005, and all subsequent filings.

About Amazon.com

Amazon.com, Inc., (Nasdaq: AMZN), a Fortune 500 company based in Seattle, opened on the World Wide Web in July 1995 and today offers Earth’s Biggest Selection. Amazon.com, Inc. seeks to be Earth’s most customer-centric company, where customers can find and discover anything they might want to buy online, and endeavors to offer its customers the lowest possible prices. Amazon.com and other sellers offer millions of unique new, refurbished and used items in categories such as health and personal care, jewelry and watches, gourmet food, sports and outdoors, apparel and accessories, books, music, DVDs, electronics and office, toys and baby, and home and garden.

Amazon and its affiliates operate websites, including www.amazon.com, www.amazon.co.uk, www.amazon.de, www.amazon.co.jp, www.amazon.fr, www.amazon.ca, and www.joyo.com.

As used herein, “Amazon.com,” “we,” “our” and similar terms include Amazon.com, Inc., and its subsidiaries, unless the context indicates otherwise.

AMAZON.COM, INC.

Consolidated Statements of Cash Flows

(in millions)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006	2005	2006	2005
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	$693	$600	$1,013	$1,303

OPERATING ACTIVITIES:
Net income	98	199	190	359
Adjustments to reconcile net income to net cash from operating activities:
Depreciation of fixed assets, including internal-use software and website development, and other amortization	59	36	205	121
Stock-based compensation	30	16	101	87
Other operating expense	2	4	10	7
Gains on sales of marketable securities, net	—	(1)	(2)	(1)
Remeasurements and other	—	(3)	(6)	(37)
Deferred income taxes	8	(46)	22	70
Excess tax benefit on stock awards	(64)	(5)	(102)	(7)
Cumulative effect of change in accounting principle	—	—	—	(26)
Changes in operating assets and liabilities:
Inventories	(127)	(114)	(282)	(104)
Accounts receivable, net and other current assets	(116)	(91)	(103)	(84)
Accounts payable	588	499	402	274
Accrued expenses and other liabilities	246	136	241	67
Additions to unearned revenue	75	61	206	156
Amortization of previously unearned revenue	(55)	(61)	(180)	(149)

Net cash provided by operating activities	744	630	702	733

INVESTING ACTIVITIES:
Purchases of fixed assets, including internal-use software and website development	(50)	(55)	(216)	(204)
Acquisitions, net of cash acquired	(2)	—	(32)	(24)
Sales and maturities of marketable securities and other investments	869	183	1,845	836
Purchases of marketable securities and other investments	(1,340)	(358)	(1,930)	(1,386)

Net cash used in investing activities	(523)	(230)	(333)	(778)

FINANCING ACTIVITIES:
Proceeds from exercises of stock options	18	19	35	59
Excess tax benefit on stock awards	64	5	102	7
Common stock repurchased	—	—	(252)	—
Proceeds from long-term debt and other	17	—	98	11
Repayments of long-term debt and capital lease obligations	(7)	—	(383)	(270)

Net cash provided by (used in) financing activities	92	24	(400)	(193)

Foreign-currency effect on cash and cash equivalents	16	(11)	40	(52)

Net increase (decrease) in cash and cash equivalents	329	413	9	(290)

CASH AND CASH EQUIVALENTS, END OF PERIOD	$1,022	$1,013	$1,022	$1,013

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for interest	$1	$—	$86	$105
Cash paid for income taxes	1	1	15	12

AMAZON.COM, INC.

Consolidated Statements of Operations

(in millions, except per share data)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006	2005	2006	2005
Net sales	$3,986	$2,977	$10,711	$8,490
Cost of sales	3,136	2,310	8,255	6,451

Gross profit	850	667	2,456	2,039

Operating expenses (1):
Fulfillment	337	249	937	745
Marketing	92	68	263	198
Technology and content	177	132	662	451
General and administrative	45	49	195	166
Other operating expense	2	4	10	47

Total operating expenses	653	502	2,067	1,607

Income from operations	197	165	389	432

Interest income	18	14	59	44
Interest expense	(19)	(22)	(78)	(92)
Other income (expense), net	(8)	—	(4)	2
Remeasurements and other	1	4	11	42

Total non-operating expense	(8)	(4)	(12)	(4)

Income before income taxes	189	161	377	428

Provision (benefit) for income taxes	91	(38)	187	95

Income before cumulative effect of change in accounting principle	98	199	190	333

Cumulative effect of change in accounting principle	—	—	—	26

Net income	$98	$199	$190	$359

Basic earnings per share:
Prior to cumulative effect of change in accounting principle	$0.24	$0.48	$0.46	$0.81
Cumulative effect of change in accounting principle	—	—	—	0.06

	$0.24	$0.48	$0.46	$0.87

Diluted earnings per share:
Prior to cumulative effect of change in accounting principle	$0.23	$0.47	$0.45	$0.78
Cumulative effect of change in accounting principle	—	—	—	0.06

	$0.23	$0.47	$0.45	$0.84

Weighted average shares used in computation of earnings per share:
Basic	413	415	416	412

Diluted	422	426	424	426

________________
(1) Includes stock-based compensation as follows:

Fulfillment	$6	$3	$24	$16
Marketing	2	1	4	6
Technology and content	15	9	54	45
General and administrative	7	3	19	20

AMAZON.COM, INC.

Segment Information

(in millions)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006	2005	2006	2005
North America
Net sales	$2,208	$1,683	$5,869	$4,711
Cost of sales	1,676	1,265	4,344	3,444

Gross profit	532	418	1,525	1,267
Direct segment operating expenses (1)	409	326	1,295	971

Segment operating income	$123	$92	$230	$296

International
Net sales	$1,778	$1,294	$4,842	$3,779
Cost of sales	1,460	1,045	3,911	3,007

Gross profit	318	249	931	772
Direct segment operating expenses (1)	212	156	661	502

Segment operating income	$106	$93	$270	$270

Consolidated
Net sales	$3,986	$2,977	$10,711	$8,490
Cost of sales	3,136	2,310	8,255	6,451

Gross profit	850	667	2,456	2,039
Direct segment operating expenses	621	482	1,956	1,473

Segment operating income	229	185	500	566
Stock-based compensation	(30)	(16)	(101)	(87)
Other operating expense	(2)	(4)	(10)	(47)

Income from operations	197	165	389	432
Total non-operating expense, net	(8)	(4)	(12)	(4)
Benefit (provision) for income taxes	(91)	38	(187)	(95)
Cumulative effect of change in accounting principle	—	—	—	26

Net income	$98	$199	$190	$359

Segment Highlights:
Y/Y net sales growth:
North America	31%	21%	25%	22%
International	37	13	28	23
Consolidated	34	17	26	23
Y/Y gross profit growth:
North America	27%	18%	20%	24%
International	28	31	21	33
Consolidated	27	23	20	27
Y/Y segment operating income growth:
North America	33%	(24)%	(22)%	(8)%
International	15	67	0	59
Consolidated	24	4	(12)	16
Net sales mix:
North America	55%	57%	55%	55%
International	45	43	45	45

(1)	A significant majority of our costs for "Technology and content" are incurred in the United States and most of these costs are allocated to our North America segment.

AMAZON.COM, INC.

Supplemental Net Sales Information

(in millions)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006	2005	2006	2005
North America
Media	$1,251	$1,030	$3,582	$3,046
Electronics and other general merchandise	876	580	2,024	1,443
Other	81	73	263	222

Total North America	2,208	1,683	5,869	4,711

International
Media	1,247	968	3,485	2,885
Electronics and other general merchandise	523	321	1,337	886
Other	8	5	20	8

Total International	1,778	1,294	4,842	3,779

Consolidated
Media	2,498	1,998	7,067	5,931
Electronics and other general merchandise	1,399	901	3,361	2,329
Other	89	78	283	230

Total Consolidated	$3,986	$2,977	$10,711	$8,490

Y/Y Net Sales Growth:
North America:
Media	21%	16%	18%	18%
Electronics and other general merchandise	51	29	40	28
Other	11	25	18	71
Total North America	31	21	25	22

International:
Media	29%	6%	21%	15%
Electronics and other general merchandise	63	36	51	59
Other	68	565	151	234
Total International	37	13	28	23

Consolidated:
Media	25%	11%	19%	16%
Electronics and other general merchandise	55	31	44	38
Other	14	32	23	74
Total Consolidated	34	17	26	23

Y/Y Net Sales Growth Excluding Effect of Exchange Rates:
International:
Media	21%	16%	21%	17%
Electronics and other general merchandise	50	49	49	62
Other	55	614	147	247
Total International	28	23	28	25

Consolidated:
Media	21%	16%	19%	17%
Electronics and other general merchandise	51	36	43	39
Other	14	33	23	74
Total Consolidated	30	22	26	24

Consolidated Net Sales Mix:
Media	63%	67%	66%	70%
Electronics and other general merchandise	35	30	31	27
Other	2	3	3	3

AMAZON.COM, INC.

Consolidated Balance Sheets

(in millions, except per share data)

	December 31, 2006	December 31, 2005
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$1,022	$1,013
Marketable securities	997	987
Inventories	877	566
Accounts receivable, net and other	399	274
Deferred tax assets	78	89

Total current assets	3,373	2,929

Fixed assets, net	457	348
Deferred tax assets	199	223
Goodwill	195	159
Other assets	139	37

Total assets	$4,363	$3,696

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,816	$1,366
Accrued expenses and other	716	533

Total current liabilities	2,532	1,899

Long-term debt	1,247	1,480
Other long-term liabilities	153	71

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.01 par value:
Authorized shares — 500
Issued and outstanding shares — none	—	—
Common stock, $0.01 par value:
Authorized shares — 5,000
Issued and outstanding shares — 414 and 416	4	4
Treasury stock, at cost	(252)	—
Additional paid-in capital	2,517	2,263
Accumulated other comprehensive income (loss)	(1)	6
Accumulated deficit	(1,837)	(2,027)

Total stockholders’ equity	431	246

Total liabilities and stockholders’ equity	$4,363	$3,696

AMAZON.COM, INC.

Supplemental Financial Information and Business Metrics

(in millions, except per share data)

(unaudited)

	Q4 2005	Q1 2006	Q2 2006	Q3 2006	Q4 2006	Y/Y % Change
Cash Flows and Shares

Operating cash flow — trailing twelve months (TTM) (1)	$733	$724	$610	$587	$702	(4)%

Purchases of fixed assets (incl. internal-use software & website development) — TTM	$204	$223	$235	$221	$216	6%

Free cash flow (operating cash flow less purchases of fixed assets) — TTM (1)	$529	$501	$375	$366	$486	(8)%

Common shares and stock-based awards outstanding	438	438	443	435	436	(1)%
Common shares outstanding	416	417	419	411	414	(1)%
Stock-based awards outstanding	22	21	24	24	22	1%
Stock-based awards outstanding — % of common shares outstanding	5.2%	4.9%	5.8%	5.8%	5.3%	N/A

Results of Operations

Worldwide (WW) net sales	$2,977	$2,279	$2,139	$2,307	$3,986	34%
WW net sales — Y/Y growth, excluding F/X	22%	25%	23%	23%	30%	N/A
WW net sales — TTM	$8,490	$8,867	$9,253	$9,701	$10,711	26%
WW net sales — TTM Y/Y growth, excluding F/X	24%	24%	24%	23%	26%	N/A

Gross profit	$667	$547	$509	$549	$850	27%
Gross margin — % of WW net sales	22.4%	24.0%	23.8%	23.8%	21.3%	N/A
Gross profit — TTM	$2,039	$2,128	$2,187	$2,273	$2,456	20%
Gross margin — TTM % of WW net sales	24.0%	24.0%	23.6%	23.4%	22.9%	N/A

Operating income (3)	$165	$106	$47	$40	$197	20%
Operating margin — % of WW net sales	5.5%	4.6%	2.2%	1.7%	4.9%	N/A
Operating income — TTM (3)	$432	$430	$372	$357	$389	(10)%
Operating margin — TTM % of WW net sales	5.1%	4.8%	4.0%	3.7%	3.6%	N/A

Net income (1) (2)	$199	$51	$22	$19	$98	(51)%
Net income per diluted share (1) (2)	$0.47	$0.12	$0.05	$0.05	$0.23	(50)%
Net income — TTM (1) (2)	$359	$332	$302	$292	$190	(47)%
Net income per diluted share — TTM (1) (2)	$0.84	$0.78	$0.71	$0.69	$0.45	(47)%

Segments

North America Segment:
Net sales	$1,683	$1,247	$1,157	$1,257	$2,208	31%
Net sales — Y/Y growth, excluding F/X	21%	21%	20%	21%	31%	N/A
Net sales — TTM	$4,711	$4,931	$5,128	$5,343	$5,869	25%
Gross profit	$418	$341	$309	$343	$532	27%
Gross margin — % of North America net sales	24.8%	27.3%	26.7%	27.3%	24.1%	N/A
Gross profit — TTM	$1,267	$1,329	$1,361	$1,411	$1,525	20%
Gross margin — TTM % of North America net sales	26.9%	27.0%	26.5%	26.4%	26.0%	N/A
Operating income (3)	$92	$62	$25	$22	$123	33%
Operating margin — % of North America net sales	5.5%	5.0%	2.1%	1.7%	5.5%	N/A
Operating income — TTM (3)	$296	$292	$245	$200	$230	(22)%
Operating margin — TTM % of North America net sales	6.3%	5.9%	4.8%	3.8%	3.9%	N/A

International Segment:
Net sales	$1,294	$1,032	$982	$1,050	$1,778	37%
Net sales — Y/Y growth, excluding F/X	23%	29%	27%	26%	28%	N/A
Net sales — TTM	$3,779	$3,936	$4,125	$4,358	$4,842	28%
Net sales — TTM % of WW net sales	45%	44%	45%	45%	45%	N/A
Gross profit	$249	$206	$200	$206	$318	28%
Gross margin — % of International net sales	19.3%	20.0%	20.4%	19.6%	17.9%	N/A
Gross profit — TTM	$772	$799	$827	$862	$931	21%
Gross margin — TTM % of International net sales	20.4%	20.3%	20.0%	19.8%	19.2%	N/A
Operating income	$93	$58	$55	$50	$106	15%
Operating margin — % of International net sales	7.1%	5.6%	5.6%	4.8%	6.0%	N/A
Operating income — TTM	$270	$265	$260	$256	$270	0%
Operating margin — TTM % of International net sales	7.1%	6.7%	6.3%	5.9%	5.6%	N/A

AMAZON.COM, INC.

Supplemental Financial Information and Business Metrics

(in millions, except inventory turnover, accounts payable days, and employee data)

(unaudited)

	Q4 2005	Q1 2006	Q2 2006	Q3 2006	Q4 2006	Y/Y % Change
Segments (continued)

Consolidated Segments:
Operating expenses	$482	$427	$429	$477	$621	29%
Operating expenses — TTM	$1,473	$1,570	$1,681	$1,816	$1,956	33%
Operating income (3)	$185	$120	$80	$72	$229	24%
Operating margin — % of consolidated sales	6.2%	5.3%	3.7%	3.1%	5.7%	N/A
Operating income — TTM (3)	$566	$558	$506	$457	$500	(12)%
Operating margin — TTM % of consolidated net sales	6.7%	6.3%	5.5%	4.7%	4.7%	N/A

Supplemental North America Segment Net Sales:
Media	$1,030	$815	$730	$785	$1,251	21%
Media — Y/Y growth, excluding F/X	16%	17%	15%	14%	21%	NA
Media — TTM	$3,046	$3,163	$3,260	$3,361	$3,582	18%
Electronics and other general merchandise	$580	$374	$365	$409	$876	51%
Electronics and other general merchandise — Y/Y growth, excluding F/X	29%	33%	32%	35%	51%	NA
Electronics and other general merchandise — TTM	$1,443	$1,534	$1,622	$1,727	$2,024	40%
Electronics and other general merchandise — TTM % of North America net sales	31%	31%	32%	32%	34%	N/A
Other	$73	$58	$62	$63	$81	11%
Other — TTM	$222	$234	$246	$255	$263	18%

Supplemental International Segment Net Sales:
Media	$968	$763	$718	$757	$1,247	29%
Media — Y/Y growth, excluding F/X	16%	24%	20%	19%	21%	N/A
Media — TTM	$2,885	$2,972	$3,077	$3,205	$3,485	21%
Electronics and other general merchandise	$321	$265	$259	$290	$523	63%
Electronics and other general merchandise — Y/Y growth, excluding F/X	49%	45%	48%	51%	50%	NA
Electronics and other general merchandise — TTM	$886	$952	$1,033	$1,136	$1,337	51%
Electronics and other general merchandise — TTM % of International net sales	23%	24%	25%	26%	28%	N/A
Other	$5	$4	$5	$3	$8	68%
Other — TTM	$8	$11	$15	$17	$20	151%

Supplemental Worldwide Net Sales:
Media	$1,998	$1,578	$1,448	$1,542	$2,498	25%
Media — Y/Y growth, excluding F/X	16%	20%	18%	17%	21%	NA
Media — TTM	$5,931	$6,135	$6,337	$6,566	$7,067	19%
Electronics and other general merchandise	$901	$639	$624	$699	$1,399	55%
Electronics and other general merchandise — Y/Y growth, excluding F/X	36%	38%	38%	41%	51%	NA
Electronics and other general merchandise — TTM	$2,329	$2,486	$2,655	$2,863	$3,361	44%
Electronics and other general merchandise — TTM % of WW net sales	27%	28%	29%	30%	31%	N/A
Other	$78	$62	$67	$66	$89	14%
Other — TTM	$230	$245	$261	$272	$283	23%

Balance Sheet

Cash and marketable securities	$2,000	$1,334	$1,419	$1,219	$2,019	1%

Inventory, net — ending	$566	$538	$521	$736	$877	55%
Inventory — average inventory % of TTM net sales	5.4%	5.3%	5.3%	5.8%	6.0%	N/A
Inventory turnover, average — TTM	14.1	14.4	14.3	13.2	12.7	(10)%

Fixed assets, net	$348	$361	$405	$449	$457	31%

Accounts payable days — ending	54	48	53	63	53	(2)%

Other

Employees (full-time and part-time; excludes contractors & temporary personnel)	12,000	12,400	12,700	13,300	13,900	16%

Note: The attached “Financial and Operational Summary” is an integral part of this Supplemental Financial Information and Business Metrics.

(1)	The Company settled a patent lawsuit on terms including a one-time payment of $40 million in Q3 2005. This negatively impacts TTM operating cash flow and free cash flow by $40 million for all periods that include Q3 2005. The settlement negatively affected Q3 2005 operating income by $40 million, and Q3 2005 net income by $20 million after tax.
(2)	Q4 2005 net income includes a tax benefit of $90 million related to determining that certain of our deferred tax assets are realizable.
(3)	In Q2 2006, a fee dispute with Toysrus.com reduced our operating income by $20 million.

Amazon.com, Inc.

Financial and Operational Summary

(unaudited)

Quarterly Results of Operations (comparisons are with the equivalent period of the prior year, unless otherwise stated)

Net Sales

•	Generally, revenue is recorded gross for sales of our own inventory and net for sales by third parties.

•	Amounts paid in advance for subscription services, including amounts received from Amazon Prime, online DVD rentals and other membership programs, are deferred and recognized as revenue over the subscription term.

•	Shipping revenue was $192 million, up 2% from $188 million.

Cost of Sales

•	Cost of sales consists of the purchase price of consumer products sold by us, inbound and outbound shipping charges, packaging supplies, amortization of our DVD rental library and costs incurred in operating and staffing our fulfillment and customer service centers on behalf of other businesses.

•	Payment processing and related transaction costs, including those associated with our third-party seller transactions, are classified in “Fulfillment” on our consolidated statements of operations.

•	Outbound shipping costs totaled $317 million, up 13% from $280 million. Net shipping cost was $125 million, up 37% from a net shipping cost of $91 million, or 3.1% of net sales in each period.

•	One way we offer lower prices is through free-shipping offers that result in a net cost to us in delivery of products, as well as through membership in Amazon Prime.

Operating Expenses

•	Depreciation expense for fixed assets, including amortization of internal-use software and website development, was $59 million, up from $35 million.

•	Depreciation is recorded on a straight-line basis over the estimated useful lives of the assets (generally two years or less for assets such as internal-use software and our DVD rental library, two or three years for our technology infrastructure, five years for furniture and fixtures, and ten years for heavy equipment).

•	We utilize the accelerated method, rather than a straight-line method, for recognizing stock-based compensation expense. Under this method, over 50% of the compensation cost would be expensed in the first year of a typical four-year vesting term.

•	Stock-based compensation was $30 million, compared to $16 million. In Q4 2005 we recorded a $10 million benefit representing the cumulative effect of slightly increasing the rate of forfeitures expected over the life of issued stock awards based on our historical experience.

•	Operating expenses with and without stock-based compensation are as follows:

	Three Months Ended December 31, 2006			Three Months Ended December 31, 2005
	As Reported	Stock-Based Compensation	Net	As Reported	Stock-Based Compensation	Net
	(in millions)
Operating Expenses:
Fulfillment	$337	$(6)	$331	$249	$(3)	$246
Marketing	92	(2)	90	68	(1)	67
Technology and content	177	(15)	162	132	(9)	123
General and administrative	45	(7)	38	49	(3)	46
Other operating expenses	2	—	2	4	—	4

Total operating expenses	$653	$(30)	$623	$502	$(16)	$486

Year-over-year Percentage Growth:
Fulfillment	35%		34%	20%		21%
Marketing	35		35	13		15
Technology and content	34		32	58		69
General and administrative	(7)		(16)	37		42

Percent of Net Sales:
Fulfillment	8.5%		8.3%	8.4%		8.3%
Marketing	2.3		2.3	2.3		2.2
Technology and content	4.5		4.1	4.5		4.1
General and administrative	1.1		1.0	1.6		1.5

Fulfillment

•	Certain of our fulfillment-related costs that are incurred on behalf of other sellers are classified as cost of sales rather than fulfillment.

•	The increase in fulfillment costs in absolute dollars relates to variable costs corresponding with sales volume and inventory levels; our mix of product sales; payment processing and related transaction costs, including mix of payment methods and costs from our guarantee from certain third-party seller transactions; and costs from expanding fulfillment capacity.

•	Additionally, because payment processing costs associated with third-party seller transactions are based on the gross purchase price of underlying transactions, and payment processing and related transaction costs are higher as a percentage of revenue versus our retail sales, our third-party sales have higher fulfillment costs as a percentage of net sales.

•	We expanded our fulfillment capacity in 2006 and 2005 through gains in efficiencies as well as increases in leased warehouse space. This expansion is designed to accommodate greater selection and in-stock levels and meet anticipated shipment volumes from sales of our own products as well as sales by third parties for which we provide the fulfillment.

Technology and Content

•	Technology and content expenses consist principally of payroll and related expenses for employees involved in application development, category expansion, editorial content, buying, merchandising selection, and systems support, as well as costs associated with the systems and telecommunications infrastructure.

•	In 2005 and 2006, we have added computer scientists, software engineers, and other employees to support our technology and content initiatives. These initiatives include seller platforms, web services, and digital, as well expansion of new and existing product categories. Additionally, we increased spending on technology infrastructure so that we can continue to enhance the customer experience and improve our process efficiency.

•	We intend to continue investing in areas of technology and content as we continue to add employees to our staff.

•	Certain costs relating to development of internal-use software, including development of software to upgrade and enhance our websites and processes supporting our business, are capitalized and depreciated over two years.

	Q4 2006	Q4 2005
	(in millions)
Capitalized costs of internal-use software and website development	$31	$25

Amortization of previously capitalized amounts	(26)	(15)

Net capitalization	$5	$10

Stock-Based Awards

•	We granted restricted stock unit awards of 1 million shares in the quarter and 9 million shares in 2006.

•	As of December 31, 2006, there were 22 million shares underlying outstanding stock awards, consisting of 7 million shares underlying stock options with a $17 weighted-average exercise price and 15 million shares underlying restricted stock units.

•	As of December 31, 2006, outstanding common shares plus shares underlying outstanding stock-based awards were 436 million, down 1% from 438 million as of December 31, 2005. This total includes all stock-based awards outstanding, without regard for estimated forfeitures, consisting of vested and unvested awards and in-the-money and out-of-the-money stock options.

Other Operating Expense

•	Other operating expense primarily includes costs related to intangibles amortization.

Other Income (Expense)

•	Other income (expense) consists primarily of gains or losses on marketable securities, foreign-currency transaction gains and losses, and other miscellaneous gains and losses.

•	Foreign-currency transaction gains (losses) primarily relate to the interest payable on our 6.875% PEACS, as well as foreign-currency gains and losses on cross-currency investments. Since interest payments on our 6.875% PEACS are settled in Euros, the balance of interest payable is subject to gains or losses resulting from changes in exchange rates between the U.S. Dollar and Euro between reporting dates and payment.

Remeasurements and Other

•	The remeasurement of our 6.875% PEACS and intercompany balances can result in significant gains and losses associated with the effect of movements in currency exchange rates.

Income Taxes

•	Our provision for income taxes was $91 million in Q4 – and our annual effective tax rate was 50%.

•	The effective tax rate was higher than the 35% statutory rate, resulting from establishing our European headquarters in Luxembourg, which we expect will benefit our effective tax rate over time. Associated with the establishment of our European headquarters, we transferred certain of our operating assets in 2005 and 2006 from the U.S. to international locations. These transfers resulted in taxable income and exposure to additional taxable income assertions by taxing jurisdictions.

•	We expect our 2007 effective tax rate to be approximately 35% or less. However, our effective tax rate is subject to significant variation due to several factors, including accurately predicting our taxable income and the taxable jurisdictions to which it relates.

•	A majority of our tax provision is non-cash. We have net operating losses that are classified as deferred tax assets and are being utilized to reduce our taxable income to nominal levels. As such, cash paid for income taxes in 2006 was $15 million compared with $12 million in 2005. We endeavor to optimize our global taxes on a cash basis, rather than on a financial reporting basis.

•	We are subject to income taxes in the U.S. and numerous foreign jurisdictions. Significant judgment is required in evaluating our tax positions and determining our provision for income taxes. During the ordinary course of business, there are many transactions for which the ultimate tax determination is uncertain. We establish reserves for tax-related uncertainties based on estimates of whether, and the extent to which, additional taxes will be due. These reserves are established when we believe that certain positions might be challenged despite our belief that our tax return positions are fully supportable. We adjust these reserves in light of changing facts and circumstances, such as the outcome of tax audits. The provision for income taxes includes the impact of reserve provisions and changes to reserves that are considered appropriate. As of December 31, 2006, the Company has provided tax reserves of approximately $75 million for U.S. and foreign income taxes, which primarily relate to restructuring of certain foreign operations and intercompany pricing between our subsidiaries.

Foreign Exchange

•	The effect on our consolidated statements of operations from year-over-year changes in exchange rates versus the U.S. dollar throughout the period is as follows:

	Q4 2006			Q4 2005
	At Prior Year Rates (1)	Exchange Rate Effect (2)	As Reported	At Prior Year Rates (1)	Exchange Rate Effect (2)	As Reported
Net sales	$3,864	$122	$3,986	$3,098	$(121)	$2,977
Gross profit	829	21	850	690	(23)	667
Operating expenses	640	13	653	514	(12)	502
Income from operations	189	8	197	177	(12)	165
Net interest expense and other (3)	2	7	9	11	(3)	8
Remeasurements and other income (4)	1	—	1	1	3	4
Net income	97	1	98	207	(8)	199
Diluted earnings per share	$0.23	$—	$0.23	$0.49	$(0.02)	$0.47

(1)	Represents the outcome that would have resulted had currency exchange rates in the current period been the same as those in effect in the comparable prior year period for operating results, and if we did not incur the variability associated with remeasurements for our 6.875% PEACS and intercompany balances.

(2)	Represents the increase or decrease in reported amounts resulting from changes in exchange rates from those in effect in the comparable prior year period for operating results, and if we did not incur the variability associated with remeasurements for our 6.875% PEACS and intercompany balances.

(3)	Includes foreign-currency gains and losses on cross-currency investments.

(4)	Includes foreign-currency gains and losses on remeasurement of 6.875% PEACS and intercompany balances.

Cash Flows and Balance Sheet

•	Prior to our adoption of SFAS 123(R), cash retained as a result of excess tax deductions relating to stock-based compensation was presented in operating cash flows. SFAS 123(R) requires benefits relating to excess stock-based compensation deductions to be presented as financing cash flows. Amounts presented for operating cash flows and free cash flows for 2006 are negatively affected in comparison to prior results; however, the underlying economic substance is not affected by this change in reporting classification. Tax benefits resulting from stock-based compensation deductions in excess of amounts reported for financial reporting purposes—which negatively impacted operating cash flow – were $102 million in 2006 compared to $7 million in 2005.

•	Fixed assets acquired under capital leases were $69 million in 2006 compared to $6 million in 2005. If all of our capital leases were classified as operating leases, the detriment to cash flows from operating activities would have been $21 million in 2006 compared to $2 million in 2005.

•	Our cash, cash equivalents and marketable securities of $2.02 billion, at fair value, primarily consist of cash, investment grade securities and AAA-rated money market mutual funds. Included are amounts held in foreign currencies of $623 million, primarily in Euros, British Pounds and Japanese Yen.

•	Other assets include, among other things, $86 million of marketable securities restricted for longer than one year, $7 million of deferred issuance costs on long-term debt, $19 million of certain equity investments, and $21 million of other intangibles, net. Marketable securities restricted for longer than one year relate to collateralization of debt for our international operations – such amounts at December 31, 2005, were insignificant.

•	Accrued expenses and other current liabilities include, among other things, liabilities for gift certificates of $183 million, professional fees, marketing activities, workforce costs – including accrued payroll, vacation and other benefits—and unearned revenue of $78 million, which is recorded when payments are received or due in advance of performing our service obligations and is amortized over the service period. At December 31, 2005, accrued expenses and other current liabilities included liabilities for gift certificates of $131 million and unearned revenue of $48 million.

•	Long-term debt primarily includes the following (in millions):

	Principal at Maturity		Interest Rate	Principal Due Date
Convertible Subordinated Notes	$900	(1)	4.750%	February 2009
Premium Adjustable Convertible Securities (“PEACS”)	317	(2)(4)	6.875%	February 2010

	$1,217	(3)

(1)	Convertible at the holders’ option into our common stock at $78.0275 per share. We have the right to redeem the Convertible Subordinated Notes, in whole or in part, at a redemption price of 101.425% of the principal as of December 31, 2006, which decreases every February 1 by 47.5 basis points until maturity, plus any accrued and unpaid interest.

(2)	€240 million principal amount, convertible at the holders’ option into our common stock at €84.883 per share ($112 per share based on the Euro/U.S. dollar exchange rate as of December 31, 2006). We have the right to redeem the PEACS, in whole or in part, by paying the principal amount, plus any accrued and unpaid interest. We do not hedge any portion of the PEACS. The U.S. dollar equivalent principal, interest and conversion price fluctuate based on the Euro/U.S. dollar exchange ratio.

(3)	The “if converted” number of shares associated with our convertible debt instruments (approximately 14 million total shares) is excluded from diluted shares as they are antidilutive.

(4)	As previously announced, in Q1 2006 we redeemed €250 million – or $300 million at the Euro to U.S. dollar exchange rate on the redemption date—in principal amount of our PEACS at par.

•	Other long-term liabilities include tax contingencies, long-term capital lease obligations, and other long-term obligations. For further discussion of long-term tax contingencies, see our discussion of “Income Taxes” above.

Certain Definitions and Other

•	We present segment information for North America and International. We measure operating results of our segments using an internal performance measure of direct segment operating expenses that excludes stock-based compensation and other operating expense, each of which is not allocated to segment results. Other centrally incurred operating costs are fully allocated to segment results. Our operating results, particularly for the International segment, are affected by movements in foreign exchange rates.

•	The North America segment consists of amounts earned from retail sales of consumer products (including from third-party sellers) and subscriptions through North America-focused websites such as www.amazon.com, www.shopbop.com, www.endless.com and www.amazon.ca; from our Amazon Prime membership program; and from non-retail activities such as North America-focused Amazon Enterprise Solutions program, and marketing and promotional agreements. This segment includes export sales from www.amazon.com and www.amazon.ca.

•	The International segment consists of amounts earned from retail sales of consumer products (including from third-party sellers) and subscriptions through internationally focused websites such as www.amazon.co.uk, www.amazon.de, www.amazon.co.jp, www.amazon.fr, and www.joyo.com; from our International DVD rental service; and from non-retail activities such as internationally focused marketing and promotional agreements. This segment includes export sales from these internationally based sites (including export sales from these sites to customers in the U.S. and Canada) but excludes export sales from www.amazon.com and www.amazon.ca.

•	We provide supplemental sales information within each segment for three categories: Media, Electronics and Other General Merchandise, and Other. Media consists of amounts earned from DVD rentals and retail sales from all sellers of books, music, DVD/video, magazine subscriptions, software, video games and video-game consoles. Electronics and Other General Merchandise consists of amounts earned from retail sales from all sellers of items not included in Media, such as electronics and office, camera and photo, toys and baby, tools, home and garden, apparel, shoes, sports and outdoors, kitchen and housewares, gourmet food, grocery, jewelry and watches, health and personal care and beauty. The Other category consists of non-retail activities, such as the Amazon Enterprise Solutions program and miscellaneous marketing and promotional activities, such as our co-branded credit card programs.

•	Operating cash flow is net cash provided by (used in) operating activities, including cash outflows for interest and excluding proceeds from the exercise of stock-based employee awards. Free cash flow is operating cash flow less cash outflows for purchases of fixed assets, including internal-use software and website development.

•	Operating cycle is number of days of sales in inventory plus number of days of sales in accounts receivable minus accounts payable days. Accounts payable days are calculated as the quotient of accounts payable to cost of sales, multiplied by the number of days in the period. Inventory turns are calculated as the quotient of trailing twelve month cost of sales to average inventory over five quarter ends.

•	Return on invested capital is trailing-twelve-month free cash flow divided by average total assets less current liabilities over five quarter ends.

•	References to customers mean customer accounts, which are unique e-mail addresses, established either when a customer’s initial order is shipped or when a customer orders from certain third-party sellers on our websites. Customer accounts include customers of Amazon Marketplace, and our Merchants@ and Syndicated Stores programs, but exclude certain customers, including DVD rental customers, customers associated with certain of our acquisitions (including Joyo.com customers), Amazon Enterprise Solutions program customers, Amazon.com Payments customers and the customers of select companies with whom we have a technology alliance or marketing and promotional relationship. Customers are considered active when they have placed an order during the preceding twelve-month period.

•	References to sellers or merchants mean active seller accounts, which are established when a seller receives an order from a customer account. Seller accounts include sellers in Amazon Marketplace, and Merchants@ platforms, but exclude Amazon Enterprise Solutions sellers. Sellers are considered active when they have received an order during the preceding twelve-month period.

•	References to registered developers mean cumulative registered developer accounts, which are established when potential developers enroll with Amazon Web Services and receive a developer access key.

•	References to units mean units sold (net of returns and cancellations) by us and by third-party sellers at Amazon.com domains worldwide – such as www.amazon.com, www.amazon.co.uk, www.amazon.de, www.amazon.co.jp, www.amazon.fr and www.amazon.ca – and at Syndicated Stores domains, as well as Amazon.com-owned items sold through catalogs and at non-Amazon.com domains, such as books, music and DVD/video items ordered from Amazon.com’s store at www.target.com. Units sold do not include units associated with certain of our acquisitions (including Joyo.com units), Amazon.com gift certificates or DVD rentals.

Contacts:

Amazon.com Investor Relations	Amazon.com Public Relations
Kim Nelson, 206/266-2171, ir@amazon.com	Patty Smith, 206/266-7180
www.amazon.com/ir